UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                   Form 8-K/A


                                 CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of he
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) - January 19, 2000



                                    PSC Inc.
             (Exact name of Registrant as Specified in its Charter)


                                    New York
                 (State or other jurisdiction of Incorporation)


           0-9919                                       16-0969362
 (Commission File Number)                    (IRS Employer Identification No.)


                    675 Basket Road, Webster, New York 14580
                    (Address of Principal Executive Offices)

                                 (716) 265-1600
               Registrant's Telephone Number, including Area Code

Item 7.  Financial Statements and Exhibits

(a)      Financial statements of business acquired:

                    See enclosed Percon Incorporated Financial Statements as of December 31, 1998 and for the year then ended.

                    See  enclosed   unaudited  Percon   Incorporated   Financial
                    Statements as of September 30, 1999 and for the period then ended.


(b)      Pro forma financial information:

                    See enclosed Pro Forma Condensed Combined Financial Data (Unaudited).

(c)      Exhibits:

                    Consent of KPMG LLP





                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                             PSC Inc
                                                           (Registrant)


Date:  April 3, 2000                    By:/s/ William J. Woodard
                                           ---------------------------------
                                           William J. Woodard
                                           Vice President, Chief Financial
                                           Officer & Treasurer

                               Percon Incorporated


                          Index to Financial Statements








                                                                      Page
                                                                     ------
Independent Auditor's Report                                            4

Consolidated Balance Sheet as of December 31, 1998                      5

Consolidated Statement of Income for the year ended
December 31, 1998                                                       6

Consolidated Statement of Changes in Shareholders' Equity
for the year ended December 31, 1998                                    7

Consolidated Statement of Cash Flows for the year ended
December 31, 1998                                                       8

Notes to  Consolidated  Financial  Statements as
of December 31, 1998                                                    9-23

Condensed Consolidated Balance Sheet as of
September 30, 1999                                                      24

Condensed Consolidated Statement of Income for the nine
months ended September 30, 1999 (unaudited)                             25

Condensed Consolidated Statement of Cash Flows for the
nine months ended September 30, 1999 (unaudited)                        26

Notes to Condensed Consolidated Financial Statements
as of September 30, 1999                                                27-29

Independent Auditor's Report


To Board of Directors

Percon Incorporated:


We  have  audited  the  accompanying   consolidated   balance  sheet  of  Percon
Incorporated and subsidiaries as of December 31, 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1998 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Percon Incorporated as of December 31, 1998, and the results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ KPMG LLP

Portland, OR

January 27, 1999

Percon Incorporated
Consolidated Balance Sheet
December 31, 1998

                                                                         1998
                                                                   -------------

Assets
Current assets:
     Cash and cash equivalents                                     $  4,534,485
     Accounts receivable, net                                         6,793,447
     Inventories, net                                                 3,742,215
     Prepaid expenses and other                                         859,533
     Deferred income tax asset                                          276,100
                                                                   ------------
       Total current assets                                          16,205,780

Property and equipment, net                                           2,758,083
Goodwill and intangibles, net                                         1,438,989
                                                                   ------------
       Total assets                                                $ 20,402,852
                                                                   ============

Liabilities and Shareholders' Equity
Current liabilities:
     Current portion of long-term debt                             $    104,557
     Accounts payable                                                 1,644,306
     Accrued expenses                                                 1,123,611
     Deferred revenue                                                   115,930
     Income taxes payable                                               231,912
                                                                   ------------
       Total current liabilities                                      3,220,316

Deferred income taxes                                                   467,600
Long-term debt, less current portion                                    702,852
Other liabilities                                                        19,614
                                                                   ------------
       Total liabilities                                              4,410,382
                                                                   ------------

Shareholders' equity:
   Preferred stock, 5,000,000 shares authorized,                           --
      none issued
   Common stock, no par value, 20,000,000 shares authorized,
      3,918,781 shares issued and outstanding                         9,319,116
   Treasury stock, at cost, 94,400 shares                              (596,885)
   Retained earnings                                                  7,471,259
   Accumulated other comprehensive income                              (201,020)
                                                                   ------------
       Total shareholders' equity                                    15,992,470
                                                                   ------------
       Total liabilities and shareholders' equity                  $ 20,402,852
                                                                   ============

The accompanying notes are an integral part of this consolidated financial statement.

Percon Incorporated
Consolidated Statement of Income
For the Year Ended December 31, 1998

                                                                       1998
-------------------------------------------------------------------------------
Net sales                                                           $31,070,940
Cost of goods sold                                                   16,311,670
-------------------------------------------------------------------------------
     Gross profit                                                    14,759,270

Operating expenses:
   Selling, marketing and customer service                            5,865,714
   General and administrative                                         2,967,679
   Research and product development                                   1,688,385
-------------------------------------------------------------------------------
     Operating income                                                 4,237,492

Interest income (expense), net                                          109,216
-------------------------------------------------------------------------------
     Income before taxes                                              4,346,708

Provision for income taxes                                            1,631,500
-------------------------------------------------------------------------------
     Net income                                                      $2,715,208
-------------------------------------------------------------------------------
     Net income per share:
         Basic                                                            $0.68
----------------------------------------------------------  -------------------
         Diluted                                                          $0.67
----------------------------------------------------------  -------------------

Weighted average shares outstanding:
    Basic                                                             3,999,975
    Effect of dilutive securities:
         Warrants                                                        15,215
         Options                                                         25,799
----------------------------------------------------------  -------------------
    Diluted                                                           4,040,989
----------------------------------------------------------  -------------------

The accompanying notes are an integral part of this consolidated financial statement.



Percon Incorporated
Consolidated Statement of Changes in Shareholders' Equity
For the Year Ended December 31, 1998

                                                                                       Accumulated
                                     Other                                                Other
                                 Comprehensive                 Common     Treasury    Comprehensive     Retained
                                    Income         Shares       Stock       Stock         Income        Earnings       Total

                                ---------------- ----------- ------------ ----------- --------------- ------------- -------------
Balance, January 1, 1998                         3,976,061   $9,002,585   $        0   $ (435,065)       $4,756,051   $13,323,571
Net Income                        $2,715,208                                                              2,715,208     2,715,208
Comprehensive Income
     Other comprehensive
     income, net of tax
     Foreign currency
     translation adjustment          234,045                                              234,045                         234,045
                                  -----------
Other comprehensive income        $2,949,253
                                  -----------
Proceeds from exercise of                           37,120      260,031                                                  260,031
   stock options
Income tax benefits from
stock options exercised                                          56,500                                                   56,500
Repurchase of common stock                         (94,400)                 (596,885)                                   (596,885)
                                  -----------   -----------  -----------  ----------- -------------   -----------   -------------
Balance, December 31, 1998                       3,918,781   $9,319,116   $ (596,885)  $ (201,020)     $7,471,259    $15,992,470
                                  ===========   ===========  ===========  =========== =============   ===========   =============

The accompanying notes are an integral part of this consolidated financial statement.

Percon Incorporated
Consolidated Statements of Cash Flows
For the Year Ended December 31, 1998


                                                                        1998
                                                                    -----------
Increase (Decrease) in Cash and Cash Equivalents:
Cash flows from operating activities:
    Net Income ...............................................      $ 2,715,208
    Adjustments to reconcile net income to net
    cash provided by (used in) operating activities:
         Depreciation and amortization .......................        1,189,392
         Deferred income taxes ...............................          (83,248)
Change in operating assets and liabilities
         Accounts receivable .................................         (594,405)
         Inventories .........................................          754,707
         Prepaid expenses and other ..........................         (358,124)
         Accounts payable and accrued expenses ...............          387,317
         Income taxes payable ................................           25,367
                                                                    -----------
    Net cash provided by operating activities ................        4,036,214
                                                                    -----------
Cash flows from investing activities:
    Capital expenditures .....................................       (1,301,672)
                                                                    -----------
    Net cash used in investing activities ....................       (1,301,672)
                                                                    -----------
Cash flows from financing activities:
    Principal paid on long-term debt .........................          (51,701)
    Proceeds from stock issued ...............................          316,531
    Cash used for purchase of treasury stock .................         (596,885)
                                                                    -----------
    Net cash used in financing activities ....................         (332,055)
                                                                    -----------

Effect of exchange rate changes on cash ......................          248,242
                                                                    -----------

Net increase in cash and cash equivalents ....................        2,650,729
Cash and cash equivalents at beginning of period .............        1,883,756
                                                                    -----------
Cash and cash equivalents at end of period ...................      $ 4,534,485
                                                                    ===========
Supplemental disclosure:
    Interest paid ............................................      $    82,987
    Taxes paid ...............................................      $ 1,639,216

The accompanying notes are an integral part of this consolidated financial statement.

Percon Incorporated
Notes to Consolidated Financial Statements, Continued
For the Year Ended December 31, 1998



1.       Summary of Significant Accounting Policies:

Organization: Percon Incorporated (the "Company") develops, manufactures, and markets data collection hardware and data management software products, including batch and radio frequency ("RF") portable data terminals, fixed station and integrated decoders, hand-held laser scanners, and application software for the automatic identification and data collection market. The Company also markets bar code input devices manufactured by others for use with the Company's fixed-station decoders and portable data terminals.

Principles of Consolidation: The consolidated financial statements include the accounts of Percon Incorporated, its wholly owned subsidiary Percon Europe S.A., and its foreign sales corporation. All significant intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents: All highly liquid investments purchased with a remaining maturity of three months or less at the date acquired are cash equivalents. These investments, consisting of money market funds, are stated at cost, which approximates market.

Inventories: Inventories are stated at the lower of cost (methods which approximate the first-in, first-out method) or market. Inventory costs include materials, labor, and overhead. The Company increased inventory reserves to account for slow moving and obsolete products by $262,005 in 1998.

Property and Equipment: Property and equipment, including significant improvements thereto, are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred. The cost of equipment is depreciated on the straight-line method over their estimated useful lives (generally three to seven years). Gains or losses realized on assets retired or disposed of are included in current income. Tooling costs are capitalized and amortized over the lesser of the estimated useful life of the tool or the product life (generally two to five years).

Continued,

Percon Incorporated
Notes to Consolidated Financial Statements, Continued
For the Year Ended December 31, 1998



Summary of Significant Accounting Policies, Continued:

Building on Land Leased from Others: A building owned by Percon Europe S.A. is on leased land. The Company does not have an option to purchase the land or extend the lease, and ownership of the building passes to the landowner at the end of the lease term in December 2010. Accordingly, the cost of the building is being amortized over the 16-year term of the lease.

Goodwill and Intangibles: Goodwill resulting from business acquisitions (the excess cost of acquired subsidiaries over the fair value of net assets acquired) is amortized using the straight-line method over seven years, the current estimated useful life.

Intangibles include the cost of internally developed software, purchased product software, technologies acquired in connection with business combinations, and certain noncompete agreements. Software costs related to software developed for sale are capitalized where economic and technological feasibility has been established and for qualifying purchased products software. Amortization of capitalized software cost, which is included in cost of goods sold, is provided on a product-by-product basis on the greater of (a) the ratio the current gross revenues for a product bears to the total of current and anticipated future gross revenues for that product, or (b) the straight-line method over the remaining estimated economic life of the product, including the period being reported. The amortization period for these products match the products estimated useful life, generally from two to five years. Amortization of capitalized technology cost, which is included in cost of goods sold, is provided on the straight-line method over the estimated economic life of the technologies (two to five years). It is reasonably possible that those estimates of anticipated future gross revenues, the remaining estimated economic life of the products, or both, may be reduced significantly due to competitive pressures or other factors.

When factors indicate intangibles should be evaluated for possible impairment, management uses an estimate of the related asset's undiscounted cash flow over its remaining life in measuring whether the carrying amount of goodwill is impaired.

Continued,

Percon Incorporated
Notes to Consolidated Financial Statements, Continued
For the Year Ended December 31, 1998



Summary of Significant Accounting Policies, Continued:

Stock  Options:  Statement of Financial  Accounting  Standards No. 123 (SFAS No.
123), "Accounting for Stock-Based Compensation", encourages, but does not require, the recording of compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation under the provisions of Accounting Principles
Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations.

Revenue Recognition: Revenue from product sales to customers is generally recognized upon shipment. In conjunction with these sales, service maintenance or extended warranty agreements are sold for certain products. When such revenue is recorded prior to providing these services, it is deferred and recognized over the term of the related agreement. All products have a warranty generally for one to five years from date of sale covering product defects. Sales agreements provide for a basic 30-day right of return. The Company provides for estimated costs of warranty and returns when products are shipped.

Sales and Concentration of Credit Risk: Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable. The Company's accounts receivable are primarily with a small number of distributors, value-added resellers, and system integrators, principally in the United States and Europe. The Company believes any risk of loss is significantly reduced by its ongoing credit evaluations of its customers, diversity of its end users, and geographical sales area.

The Company considers current and historical loss experience and general economic conditions in determining the allowance for uncollectible accounts receivable. The Company also holds in reserve amounts associated with the sale of demonstration and evaluation equipment, and basic 30-day rights of return. The total of these reserves was approximately $134,000 as of December 31, 1998. These reserves increased by approximately $33,000 in 1998. Ultimate losses may vary from the current estimates, and any adjustments are reported in earnings in the periods in which they become known.

Continued,

Percon Incorporated
Notes to Consolidated Financial Statements, Continued
For the Year Ended December 31, 1998



Summary of Significant Accounting Policies, Continued:

Research and Development: Research and development costs are charged to expense as incurred.

Income taxes: The Company records deferred income tax assets and liabilities based upon the differences between the financial statements and income tax bases of assets and liabilities using enacted income tax rates. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount more likely than not to be realized. Income tax expense is the tax payable for the period and the tax effect of the change during the period in net deferred tax assets and liabilities.

Earnings Per Share: Basic earnings per share are computed by dividing net income by the weighted average number of shares outstanding for the period. Diluted earnings per share include the assumed dilution, using the treasury stock method, which would occur if warrants and options to purchase common stock were exercised.

Foreign Currency Translation: Assets and liabilities are translated at the rate of exchange in effect as of the balance sheet date. The gains and losses that result from this process are shown as accumulated other comprehensive income in the shareholders' equity section of the balance sheet. Operating transactions are translated at weighted average rates during the period. Transaction gains and losses are reflected in net income.

Continued,

Percon Incorporated
Notes to Consolidated Financial Statements, Continued
For the Year Ended December 31, 1998



Estimates and Industry Factors:

Estimates - Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Technology - The market for the Company's products is characterized by rapidly changing technology, evolving industry standards, and changing customer needs. The Company believes that its future success will depend, in part, upon its ability to enhance its current products, to develop new products and systems on a timely and cost-effective basis, and to respond to changing customer needs and technological developments. A substantial portion of the Company's revenues is derived from sales of portable data terminals, fixed-station and integrated decoders, hand-held laser scanners, and related software products. A decline in the demand for these products, whether as a result of competition, technological change or other factors, or a decrease in their prices could have a material adverse effect on the Company's financial condition and results of operations.

Intellectual Property -The nature of the industry is characterized by substantial litigation regarding patent and other intellectual property rights. Although the Company is not involved in any such litigation, there is no assurance that future claims will not be brought against the Company. Any such litigation could result in significant costs and changes in the Company's products.

Dependence on Suppliers - The Company is dependent on several suppliers for components and subassemblies. Certain of these components and subassemblies are obtained from a single supplier or a limited number of suppliers. The Company has no material long-term contracts with suppliers of components or subassemblies. Component or subassembly shortages, production delays or work stoppages experienced by these suppliers or any other circumstances resulting in the failure of any of these suppliers to supply the Company could have a material adverse effect on the Company's financial condition and results of operations. Although to date the Company has not experienced significant restrictions in the supply of components and subassemblies, there is no assurance that supply restrictions will not occur in the future.

Percon Incorporated
Notes to Consolidated Financial Statements, Continued
For the Year Ended December 31, 1998



Financial Accounting Standards Board (FASB): The FASB has issued certain accounting pronouncements that the Company has adopted:

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") which establishes requirements for disclosure of comprehensive income. The objective of SFAS 130 is to report all changes in equity that result from transactions and economic events other than transactions with owners. Comprehensive income is the total of net income and all other non-owner changes in equity. The Company has adopted SFAS 130 in 1998 and retroactively reclassified previous financial statements for comparative purposes.

During the year ended December 31, 1998, Percon adopted SFAS 131, "Disclosures about Segment of an enterprise and Related Information." SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 131 did not affect results of operations or financial position, but did affect the disclosure of segment information.

In February 1998, FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" which revises employers' disclosures about pension and other postretirement benefit plans. Management believes they comply with the new standard.

In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in fair value of the derivative will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings, or recognized through comprehensive income until the hedged item is recognized in earnings. The Company believes that SFAS No. 133 will not affect financial reporting because the Company and its wholly owned subsidiaries are not currently involved in any hedge positions at this time, nor are there any plans to adopt such positions in the near future.

Percon Incorporated
Notes to Consolidated Financial Statements, Continued
For the Year Ended December 31, 1998



2.       Inventories, net

Inventory consists of the following:

                                                                        1998
--------------------------------------------------------------------------------
Finished Goods                                                       $2,257,528
Materials                                                             2,053,245
Reserve                                                                (568,558)
--------------------------------------------------------------------------------
                                                                     $3,742,215
================================================================================


3.       Property and Equipment, net:

                                                                        1998
--------------------------------------------------------------------------------
    Building on land leased from others                              $1,339,942
    Equipment                                                         2,544,704
    Tooling                                                             988,674
    Leasehold improvements                                              193,303
--------------------------------------------------------------------------------
                                                                      5,066,623
    Less accumulated depreciation and amortization                    2,308,540
--------------------------------------------------------------------------------
                                                                     $2,758,083
================================================================================


4.       Goodwill and Intangibles, net:

                                                                        1998
--------------------------------------------------------------------------------
    Capitalized software and technology                              $2,423,631
    Noncompete agreements                                               832,129
    Goodwill and other                                                  641,560
--------------------------------------------------------------------------------
                                                                      3,897,320
   Less accumulated amortization                                      2,458,331
--------------------------------------------------------------------------------
                                                                     $1,438,989
================================================================================

Percon Incorporated
Notes to Consolidated Financial Statements, Continued
For the Year Ended December 31, 1998



5.       Accrued Expenses:

                                                                        1998
--------------------------------------------------------------------------------
    Accrued payroll and payroll liabilities                            $635,148
    Accrued warranty                                                    132,642
    Accrued business and property taxes                                 127,142
    Other liabilities                                                   228,679
--------------------------------------------------------------------------------
                                                                     $1,123,611
================================================================================


6.       Bank Line of Credit:

The Company has a revolving line of credit with one domestic bank of up to $1,000,000, subject to certain limitations, collateralized by accounts receivable and inventories. The interest rate is the bank's prime rate (7.75% at December 31, 1998). No amounts were outstanding as of December 31, 1998.

The Company also has a credit facility with two foreign banks to borrow up to 2,000,000 French francs (approximately $358,000), collateralized by accounts receivable. Borrowings under these facilities bear interest at the banks' current interest rate (8.1% and 10.1% at December 31, 1998). No amounts were outstanding at December 31,1998.

Percon Incorporated
Notes to Consolidated Financial Statements, Continued
For the Year Ended December 31, 1998



7.       Long-term Debt:
                                                                         1998
--------------------------------------------------------------------------------
     Bank loan, monthly payments of approximately
     $14,750, including interest at 9.6%,
     maturing December 31, 2004                                        $807,409

     Less current portion                                              (104,557)
--------------------------------------------------------------------------------
                                                                       $702,852
================================================================================

The bank loan is collateralized by a preferential lien on the building owned by Percon Europe S.A. and matures as follows:

     1999                                                              $104,557
     2000                                                               115,048
     2001                                                               126,591
     2002                                                               139,294
     2003                                                               153,270
     Thereafter                                                         168,649
--------------------------------------------------------------------------------
                                                                       $807,409
================================================================================

Percon Incorporated
Notes to Consolidated Financial Statements, Continued
For the Year Ended December 31, 1998



8.       Income Taxes:

The provision for income taxes consists of the following at December 31:

                                                                         1998
--------------------------------------------------------------------------------
     Current:
         Federal                                                     $1,151,348
         State                                                          208,700
         Foreign                                                        354,700
     Deferred                                                           (83,248)
--------------------------------------------------------------------------------
                                                                     $1,631,500
================================================================================

The difference between the statutory federal income tax rate and the Company's effective rate is summarized as follows:

                                                                         1998
--------------------------------------------------------------------------------
Federal                                                                   34.0%
State, net of Oregon rebate and federal benefit                            3.6
Research and experimentation tax credits                                  (2.0)
Foreign sales corporation                                                 (0.5)
Excess of foreign over U.S. tax rate                                       1.5
Goodwill amortization                                                      0.6
Other                                                                      0.3
--------------------------------------------------------------------------------
                                                                          37.5%
================================================================================


The components of the net deferred tax liability at December 31 are as follows:

                                                                         1998
--------------------------------------------------------------------------------
Assets:
    Inventory reserve                                                   $87,100
    Warranty provision                                                   41,400
    Allowance for doubtful accounts                                      36,400
    Accrued expenses and other                                          111,200
--------------------------------------------------------------------------------
                                                                        276,100
--------------------------------------------------------------------------------
Liabilities:
    Depreciation                                                        134,700
    Capitalized software and noncompete agreements                      332,900
    ----------------------------------------------------------------------------
                                                                        467,600
--------------------------------------------------------------------------------
Net deferred income tax liability                                     $(191,500)
================================================================================

Percon Incorporated
Notes to Consolidated Financial Statements, Continued
For the Year Ended December 31, 1998



10.      Stock Options and Warrant:

In connection with its initial public offering, ("IPO"), the Company granted its underwriters a warrant to purchase 120,000 shares of common stock at an exercise price of $8.10 per share. The warrants are nontransferable for a period of one-year following the date of issuance and expire in August 2000.

On July 10, 1995, the shareholders of the Company approved a stock option plan, as amended and restated on June 2, 1995, May 24, 1996, and May 22, 1998 (the "Stock Incentive Plan"). The Stock Incentive Plan provides for the award of incentive stock options to key employees and the award of nonqualified stock options, stock appreciation rights, bonus rights, and other incentive options to employees, independent contractors, and consultants. The total number of shares of common stock authorized under the Stock Incentive Plan may not exceed 600,000.

During the year ended December 31, 1998, the Company granted options to employees and directors to purchase an aggregate of 104,500 shares. The exercise prices of these options are equal to or at 110% of the market price of the Company's stock on the date of grant.

A summary of option activity is as follows:
                                                               Weighted-Average
                                               Number of           Exercise
                                                Shares               Price
--------------------------------------------------------------------------------
Balance, January 1, 1998                        400,910              $10.40
                  Options granted               104,500               11.05
                  Options exercised             (37,120)               7.01
                  Options surrendered           (78,165)              11.14
--------------------------------------------------------------------------------
Balance, December 31, 1998                      390,125              $10.70
================================================================================


Continued,

Percon Incorporated
Notes to Consolidated Financial Statements, Continued
For the Year Ended December 31, 1998




The table summarizes information about stock options outstanding as of December 31, 1998:

                           Options Outstanding                                   Options Exercisable
--------------------------------------------------------------------------   -----------------------------
                                                                 Weighted-                    Weighted-
                                             Weighted-            Average                      Average
       Range of            Number        Average Remaining       Exercise        Number       Exercise
    Exercise Price      Outstanding       Contractual Life         Price      Exercisable       Price
----------------------------------------------------------------------------------------------------------
$0.00 - $7.50              90,300            5.3 years             $ 7.06            67,990        $ 6.99
$7.51 - $10.00             56,100            8.4 years             $ 9.83            17,540        $ 9.85
$10.01 - $12.50           142,275            8.3 years             $11.08            51,887        $11.09
$12.51 - $16.75           101,450            8.3 years             $13.90            40,180        $14.00
--------------------------------------------------------------------------   -----------------------------
                          390,125            7.6 years             $10.70           177,597        $10.05
==========================================================================   =============================

The following table presents the Company's net income and earnings per share, assuming compensation cost had been determined based on the fair value at the date of grant, and recognized as expense on a straight-line basis over the vesting period of the options.

                                                                        1998
--------------------------------------------------------------------------------
     Net income - as reported                                        $2,715,208
     Net income-pro forma                                            $1,979,766
     Earnings per share basic - as reported                               $0.68
     Earnings per share basic - pro forma                                 $0.49
     Earnings per share diluted - as reported                             $0.67
     Earnings per share diluted - pro forma                               $0.49

For purposes of the above pro forma information, the fair value of each option grant was estimated as the date of grant using the Black-Scholes option pricing model with the following assumptions.

                                                                        1998
--------------------------------------------------------------------------------
     Average risk-free interest rate                                      5.58%
     Average expected life                                            8.1 years
     Expected volatility                                                  47.9%
     Expected dividend yield                                               None
     Weighted average fair value of options granted                       $6.60

Percon Incorporated
Notes to Consolidated Financial Statements, Continued
For the Year Ended December 31, 1998



11.      Commitments and Contingencies:

On  October 8, 1998,  the  Company  announced  that its Board of  Directors  has authorized the repurchase of up to 250,000 shares of its common stock. The shares may be repurchased from time to time through open market transactions, and funded from existing cash balances or from borrowings under bank credit arrangements. As of December 31, 1998, the Company had repurchased 94,400 shares.

The Company leases certain facilities and land under non-cancelable operating leases. The lease for the Company's headquarters expired in September 1998. In December 1997, the Company signed a ten-year non-cancelable lease for a new headquarters facility, which contains a five-year lease extension option. The lease contains provisions for the Company to pay certain ongoing costs, such as property taxes, insurance and support costs, which are not reflected in the minimum lease payments totaling approximately $5.6 million. The Company expects to sublease certain portions of the new facility as permitted under the lease agreement. The Company completed its move to the new facility September 30, 1998.

Rent expense was $398,821 for the year ended December 31, 1998. Future minimum payments required under these operating lease agreements are summarized below. All existing sublease agreements have terminated at December 31, 1998.

Year ending December 31:
     ---------------------- -------------------------------------------------
                     1999                                        $  396,545
                     2000                                           395,028
                     2001                                           416,781
                     2002                                           440,323
                     2003                                           454,582
               Thereafter                                         3,446,958
     ---------------------- -------------------------------------------------
                    Total                                        $5,550,217
     ====================== =================================================

Percon Incorporated
Notes to Consolidated Financial Statements, Continued
For the Year Ended December 31, 1998



12.      Employee Benefit Plans:

The Company sponsors various benefit plans that cover substantially all of the Company's employees. Total expense related to these plans was $120,167 for the year ended December 31, 1998.

13.      Fair Value of Financial Instruments:

The carrying value of the Company's financial instruments, including cash and cash equivalents, accounts receivable, long-term debt, accounts payable, and accrued liabilities approximates fair value due to their short maturities.

14.      Business Segment Information:

The Company operates in a single industry with two geographic operating segments
- North America and Europe. While the Company's chief operating decision maker monitors the revenue streams of the various products and geographic locations, operations are managed and financial performance is evaluated based upon the geographic locations because each operating segment represents a strategic business unit that serves different markets.

The accounting policies of the operating segments are the same as those described in the summary of significant policies. The Company evaluates performance based on stand-alone operating segment net income and generally accounts for intersegment sales and transfers based upon internal transfer prices set by the Company. Revenues are attributed to geographic areas based on the location of the assets producing the revenues.

Continued,

Percon Incorporated
Notes to Consolidated Financial Statements, Continued
For the Year Ended December 31, 1998



Summarized data of the Company's operations, by geographic area, for the year ended December 31, 1998 is presented below, in thousands.

                                                       Percon
1998                                     Percon US     Europe       Elim.     Consol.
--------------------------------------------------------------------------------------
Sales to unaffiliated customers ......    $19,746     $11,325     $  --       $31,071
Intra-company transfers ..............      1,941        --        (1,941)      --
Gross Profit .........................     10,185       4,546          28      14,759
Income from operations ...............      3,346         945         (54)      4,237
Interest & Other Income (Expense), net        175         (66)       --           109
Pretax income ........................      3,521         879         (54)      4,346

Total assets .........................     18,930       6,695      (5,223)     20,402


Identifiable assets are those tangible and intangible assets used in operations in each geographic area. Eliminated assets primarily represent the investment in the European subsidiary and the net result of operations since that time.

Sales to a single distributor accounted for 14.1% of net sales in 1998. Accounts receivable at December 31, 1998 was $1,357,310 related to this distributor. No other single account represented more than 10% of the Company's sales for 1998.

15.      Subsequent Event (Unaudited):

On January 19, 2000, PSC Inc. acquired all of the common stock outstanding of the Company.

Percon Incorporated
Condensed Consolidated Balance Sheet
(in thousands, except share data)

                                                                 Sept. 30, 1999
                                                                ----------------

ASSETS                                                               (Unaudited)
Current assets:
     Cash and cash equivalents ...................................     $  7,085
     Accounts receivable, net ....................................        6,246
     Inventories, net ............................................        3,398
     Prepaid expenses and other ..................................          507
     Deferred income tax asset ...................................          289
                                                                       --------
       Total current assets ......................................       17,525

Property and equipment, net ......................................        2,733

Goodwill and intangibles, net ....................................        1,061
                                                                       --------
       Total assets ..............................................     $ 21,319
                                                                       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:

     Current portion of long-term debt ...........................     $    101
     Accounts payable ............................................        1,620
     Accrued expenses ............................................        1,399
     Deferred revenue ............................................          174
     Income taxes payable ........................................           41
                                                                       --------
       Total current liabilities .................................        3,335

Deferred income taxes ............................................          387

Long-term debt, less current portion .............................          554

Other ............................................................           21
                                                                       --------
       Total liabilities .........................................     $  4,297
                                                                       --------
Commitments and Contingencies

Shareholder's Equity:
   Preferred stock, 5,000,000 shares authorized,
      None issued ................................................         --
   Common stock, no par value, 20,000,000 shares authorized,
      3,918,781 and 3,807,711 shares issued and
      Outstanding, respectively ..................................        9,353
   Treasury stock, at cost, 210,000 at September 30, 1999 ........       (1,517)
   Retained earnings .............................................        9,753
   Accumulated other comprehensive income / (loss) ...............         (567)
                                                                       --------
       Total shareholders' equity ................................       17,022
                                                                       --------
       Total liabilities and shareholders' equity ................     $ 21,319
                                                                       ========

See accompanying notes.

Percon Incorporated
Condensed Consolidated Statement of Income, (Unaudited)
(in thousands, except per share data)

                                                            Nine Months Ended
                                                           September 30, 1999

------------------------------------------------------       ---------------
Net sales                                                         $  25,710
Cost of goods sold                                                   12,766
------------------------------------------------------       ---------------
     Gross profit                                                    12,944

Operating Expenses:

   Selling, marketing and customer service                            4,910
   General and administrative                                         2,670
   Research and product development                                   1,578
   Charges related to terminated  acquisition                           161
------------------------------------------------------       ---------------
     Operating income                                                 3,625

Interest and other income (expense), net                                 82
------------------------------------------------------       ---------------
     Income before taxes                                              3,707

Provision for income taxes                                            1,425
------------------------------------------------------       ---------------
     Net income                                                    $  2,282
------------------------------------------------------       ---------------
     Net income per share:
                                   Basic                           $   0.59
------------------------------------------------------       ---------------
                                 Diluted                           $   0.59
------------------------------------------------------       ---------------

Weighted average shares outstanding:
    Basic                                                             3,854
    Effect of dilutive securities:
        Warrants                                                          1
        Options                                                          13
------------------------------------------------------       ---------------
    Diluted                                                           3,868
------------------------------------------------------       ---------------

See accompanying notes.

Percon Incorporated
Condensed Consolidated Statement of Cash Flows, (Unaudited)
(in thousands)

                                                              Nine Months Ended
                                                               Sept. 30, 1999
                                                             -------------------

Increase (Decrease) in Cash and Cash Equivalents:
Cash flows from operating activities:
   Net Income ....................................................      $ 2,282
   Adjustments to reconcile net income to net
      cash provided by (used in) operating activities:
       Depreciation and amortization .............................          884
       Deferred income taxes .....................................          (94)
       Change in operating assets and liabilities:
        Accounts receivable ......................................          547
        Inventories ..............................................          344
        Prepaid expenses and other ...............................          354
        Accounts payable and accrued expenses ....................          202
                                                                        -------
          Net cash provided by operating activities ..............        4,519
                                                                        -------

Cash flows from investing activities:
    Capital expenditures .........................................         (568)
                                                                        -------
        Net cash used in investing activities ....................         (568)
                                                                        -------

Cash flows from financing activities:
   Principal paid on long-term debt ..............................         (148)
   Proceeds from stock issued ....................................           30
   Tax benefit from exercise or
     early disposition of certain stock options ..................            3
   Cash used for purchase of treasury stock ......................         (920)
                                                                        -------
      Net cash used in financing activities ......................       (1,035)
                                                                        -------

Effect of exchange rate changes on cash ..........................         (365)
                                                                        -------

Net increase in cash and cash equivalents ........................        2,551
Cash and cash equivalents at beginning of period .................        4,534
                                                                        -------

Cash and cash equivalents at end of period .......................      $ 7,085
                                                                        -------
Supplemental disclosure:
   Interest paid .................................................      $    50
   Taxes paid ....................................................      $ 1,730

See accompanying notes.

Percon Incorporated And Subsidiaries Notes To Condensed Consolidated Financial Statements, (Unaudited)


1. Summary Of Significant Accounting Policies

Principles Of Consolidation

The condensed consolidated financial statements include the accounts of Percon Incorporated ("Percon" or the "Company") and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.


Basis Of Reporting

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company and in the opinion of management contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods presented. It should be understood that accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the nine months ended September 30, 1999, are not necessarily indicative of the results to be expected for the full year.

The accompanying interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's annual report on Form 10-KSB for the year ended December 31, 1998.

Basic earnings per share are based on the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share are based on the weighted average number of shares of common stock and potentially dilutive securities outstanding during the period, computed in accordance with the treasury stock method.

2.  Inventories

Inventories are stated at the lower of cost (methods which approximate the first-in, first-out method) or market. Inventory costs include materials, labor, and overhead and consist of the following:



(In thousands)                                                Sept. 30, 1999
                                                              --------------

Finished goods                                                    $2,173
Materials                                                          1,918
Reserve for obsolescence                                            (693)
                                                                   -----
                                                                  $3,398
                                                                  ======
3.  Stock Options

During the first nine months of 1999, the Company granted options to purchase an aggregate of 55,000 shares of common stock at an average price of $8.48 per share. The exercise prices are greater than or equal to the Company's market price on the date of grant.

Percon Incorporated And Subsidiaries Notes To Condensed Consolidated Financial Statements, Continued, (Unaudited)

4.  Commitments and Contingencies

In December 1997, the Company signed a ten year non-cancelable lease for a new headquarters facility, which contains a five year lease extension option. The lease contains provisions for the Company to pay certain ongoing costs, such as property taxes, insurance and support costs, which are not reflected in the minimum lease payments totaling approximately $5.5 million. The Company expects to sublease certain portions of the new facility as permitted under the lease agreement.

On October 8, 1998 the Company announced that its Board of Directors had authorized the repurchase of up to 250,000 shares of its common stock. The shares may be repurchased from time to time through open market transactions, and funded from existing cash balances or from borrowings under bank credit arrangements. The number of shares held as treasury stock was 210,000 as of September 30, 1999.

5.  Income Taxes

The provision for income taxes has been recorded based on the Company's current estimate of the Company's annual effective tax rate. This rate differs from the combined federal and state statutory rate of approximately 38.5% primarily due to the benefit of the Company's foreign sales corporation and research and experimentation tax credits.

6.  Comprehensive Income

The Company adopted SFAS No. 130, "Reporting Comprehensive Income" on January 1, 1998. This statement establishes standards for reporting comprehensive income and its components in the condensed consolidated financial statements. The objective of SFAS 130 is to report changes in equity that result from transactions and economic events other than transactions with owners. Comprehensive income is the total of net income and all other non-owner changes in equity.


       (in thousands)                                  Nine Months Ended
                                                         Sept. 30, 1999
                                                     ---------------------

       Net income                                          $2,281
       Other comprehensive income net of tax                    -
       Foreign currency translation adjustment              (365)
                                                            -----
       Comprehensive income                                $1,916
                                                           ======

7.  Significant Customer Discussion

Sales to a single customer accounted for 11.7% of net sales for the nine months ended September 30, 1999. Accounts receivable at September 30, 1999 were $624,000 related to this one customer. No other account represented more than 10% of the Company's sales.

Percon Incorporated And Subsidiaries Notes To Condensed Consolidated Financial Statements, Continued, (Unaudited)

8.  Business Segment Information

The Company operates in a single industry with two geographic operating segments
- North America and Europe. While the Company's chief operating decision maker monitors the revenue streams of the various products and geographic locations, operations are managed and financial performance is evaluated based upon the geographic locations because each operating segment represents a strategic business unit that serves different markets.

The accounting policies of the operating segments are the same as those described in the summary of significant policies. The Company evaluates performance based on stand-alone operating segment net income and generally accounts for intersegment sales and transfers based upon internal transfer prices set by the Company. Revenues are attributed to geographic areas based on the location of the assets producing the revenues.

Identifiable assets are those tangible and intangible assets used in operations in each geographic area. Eliminated assets primarily represent the investment in the European subsidiary and the net result of operations since that time.

Summarized data of the Company's operations, by geographic area, for the nine months ended September 30, 1999 is presented below (in thousands).

Nine Months Ended
                                                    Percon
September 30, 1999                     Percon US    Europe      Elim      Consol
--------------------------------------------------------------------------------
Sales to unaffiliated customers ......   $18,019   $ 7,691    $  --      $25,710
Intra-company transfers ..............     2,123      --       (2,123)      --
Gross profit .........................     9,996     3,006        (58)    12,944
Income from operations ...............     3,134       611       (120)     3,625
Interest & other income (expense), net       177       (95)      --           82
Pretax income ........................     3,310       516       (119)     3,707



9. Subsequent Events

On November 9, 1999 the Company entered into an Agreement and Plan of Merger with PSC Inc. ("PSC") that provides for the merger of a wholly owned subsidiary of PSC into the Company, with the Company surviving as a wholly owned subsidiary of PSC. In the merger shareholders of Percon would receive $15.00 in cash per share of Percon common stock. The merger, which was approved by the board of directors of each company, is subject to Percon shareholder and regulatory approvals.

                   PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                                   (UNAUDITED)



The following unaudited pro forma condensed combined financial data of PSC Inc. (the Company) consists of (I) an unaudited pro forma condensed combined balance sheet as of October 1, 1999, (ii) an unaudited pro forma condensed combined statement of income for the year ended December 31, 1998 and (iii) an unaudited pro forma condensed combined statement of income for the nine months ended October 1, 1999, collectively the pro forma statements.

The unaudited pro forma condensed combined balance sheet as of October 1, 1999 combines the balance sheet of the Company as of October 1, 1999 and the balance sheet of Percon Incorporated (Percon) as of September 30, 1999, as adjusted for the acquisition on January 19, 2000 in which the Company acquired all of the outstanding common shares of Percon. The unaudited pro forma condensed combined balance sheet is presented as if the acquisition was consummated on October 1, 1999.

The unaudited pro forma condensed combined statements of income combine the historical consolidated statements of income of the Company for the year ended December 31, 1998 and for the nine months ended October 1, 1999 and the consolidated statements of income of Percon for the year ended December 31, 1998 and for the nine months ended September 30, 1999, as adjusted for the acquisition on January 19, 2000 in which the Company acquired all of the outstanding common shares of Percon. The unaudited pro forma condensed combined statement of income is presented as if the acquisition was consummated on January 1, 1998.

The  unaudited  pro  forma  statements  as  described  above  should  be read in conjunction with the separate historical financial statements of Percon and related notes (included herein) and the historical consolidated financial statements of the Company, the related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations, and with the accompanying notes to proforma statements. The pro forma statements are based upon currently available information and upon certain assumptions that the Company believes are reasonable under the circumstances. The pro forma statements do not purport to represent what the Company's financial position or results of operations would actually have been if the acquisition of Percon had occurred at such date or at the beginning of the period indicated or to project the Company's financial position or results of operations at any future date or for any future period.


                           PSC Inc. and Subsidiaries
                            and Percon Incorporated
                   Pro Forma Condensed Combined Balance Sheet
                      For the Period Ended October 1, 1999
                          (Unaudited) - (in thousands)


                                                Pro Forma      Pro Forma
                                                 PSC Inc.        Percon      Adjustments    Combined
                                                ---------      ---------     -----------    --------
Accounts receivable, net                        $ 36,857        $  6,246      $   --         $ 43,103
Inventories, net                                  23,970           3,398                       27,368
Other current assets                               8,800           7,881                       16,681
                                                --------        --------      --------       --------
    Total current assets                          69,627          17,525          --           87,152

Property, plant & equipment, net                  26,454           2,733                       29,187
Deferred tax assets                               18,738               -                       18,738
Intangible and other assets, net                  50,449           1,061        44,871  1      96,381
                                                --------        --------      --------       --------
    Total assets                                $165,268        $ 21,319      $ 44,871       $231,458
                                                ========        ========      ========       ========

Current portion of long-term debt               $ 15,804        $    101      $ (3,500) 2    $ 12,405
Accounts payable                                  18,883           1,620                       20,503
Other current liabilities                         12,528           1,614         3,893  3      18,035
                                                --------        --------      --------       --------
    Total current liabilities                     47,215           3,335           393         50,943

Long-term debt                                    61,632             554        61,500  2     123,686
Other long-term liabilities                        1,957             408                        2,365
Common stock                                         121           9,353        (9,353) 4         121
Additional paid-in capital                        71,766               -             -         71,766
Retained earinings/(Accumulated deficit)         (16,606)          9,753        (9,753) 4     (16,606)
Other shareholders' equity                          (817)         (2,084)        2,084  4        (817)
                                                --------        --------      --------       --------
    Total shareholders' equity                    54,464          17,022       (17,022)        54,464
                                                --------        --------      --------       --------
Total liabilities and shareholders' equity      $165,268        $ 21,319      $ 44,871       $231,458
                                                ========        ========      ========       ========


Notes to Unaudited Pro Forma Balance Sheet

1 Reflects the estimated purchase accounting adjustments for the Percon acquisition based upon the Company's preliminary estimate of the assets and liabilities assumed. For purchase accounting, Percon's assets have been recorded at their estimated fair market value subject to adjustments based upon the results of an independent appraisal. The estimated amounts recorded for assets and liabilities acquired from Percon are not expected to differ materially from the final assigned values. The calculation of excess purchase cost over fair value of net assets acquired is as follows:

     Additional debt borrowed to finance acquisition                   $ 57,136
     Direct acquisition costs                                             1,361
     Additional liabilities assumed                                       3,396
                                                                       --------
     Total purchase cost                                                 61,893
     Less:  net book value of assets acquired                           (17,022)
                                                                       --------
     Excess purchase cost over fair value of assets
       acquired and liabilities assumed (goodwill)                     $ 44,871
                                                                       ========

2 Reflects additional borrowings of $58,000 to finance the Percon acquisition and direct acquisition costs, and the reduction in current portion of long-term debt as a result of amending the credit agreement in connection with the acquisition.

3 Reflects the liability for direct acqusition costs of $1,361 (less $864 paid at closing) and additional liabilities assumed of $3,396.

4    Reflects the elimination of Percon's shareholders' equity.


                           PSC Inc. and Subsidiaries
                            and Percon Incorporated
                Pro Forma Condensed Combined Statement of Income
                      For the Year Ended December 31, 1998
              (Unaudited) - (in thousands, except per share data)


                                                                                  Pro Forma      Pro Forma
                                                      PSC Inc.        Percon     Adjustments     Combined
                                                      --------        ------     -----------     ---------
Net Sales                                             $217,223       $ 31,071     $    --         $248,294
Cost of Sales                                          126,350         16,312                      142,662
                                                      --------       --------     --------        --------
      Gross profit                                      90,873         14,759          --          105,632
Operating Expenses:
      Engineering, research & development               15,665          1,688                       17,353
      Selling, general and administrative               42,069          8,833                       50,902
      Amortization of acquisition related intangibles    6,822                       4,857  1       11,679
                                                      --------       --------     --------        --------
      Income from operations                            26,317          4,238       (4,857)         25,698
Interest and Other Income/(Expense), net                (9,833)           109       (2,230) 2      (11,954)
                                                      --------       --------     --------        --------
      Income before provision for income taxes          16,484          4,347       (7,087)         13,744
Income Tax Provision                                     5,968          1,632         (866) 3        6,734
                                                      --------       --------     --------        --------
Net Income                                            $ 10,516       $  2,715     $ (6,221)       $  7,010
                                                      ========       ========     ========        ========

Net Income per Common and Common
      Equivalent Share:
      Basic                                              $0.90          $0.68                        $0.60
      Diluted                                            $0.75          $0.67                        $0.50

Weighted Average Number of Common and
      Common Equivalent Shares Outstanding:
      Basic                                             11,713          4,000                       11,713
      Diluted                                           13,993          4,041                       13,993



Notes to Unaudited Pro Forma Statement of Income

1 Reflects an increase in amortization expense of $4,857 relating to the amortization of the acquired goodwill recorded in connection with the Percon acquisition. The acquired goodwill is based on estimated values and is amortized using the straight-line method over 10 years, the current estimated useful life.

2 Reflects the elimination of Percon's net interest income of $109 and the incremental interest expense of $2,121 incurred on the additional debt borrowed to finance the Percon acquisition. The overall effective interest rate was 9.4% per annum.

3 Reflects the tax effect of the pro forma interest expense adjustment and the reduction in income tax provision based on an overall combined federal and state income tax rate of 36.2%.


                           PSC Inc. and Subsidiaries
                            and Percon Incorporated
                Pro Forma Condensed Combined Statement of Income
                   For the Nine Months Ended October 1, 1999
              (Unaudited) - (in thousands, except per share data)


                                                                                 Pro Forma     Pro Forma
                                                     PSC Inc.       Percon      Adjustments    Combined
                                                     --------       ------      -----------    ---------
Net Sales                                            $176,177      $ 25,710      $   --        $201,887
Cost of Sales                                         101,649        12,766                     114,415
                                                     --------      --------      --------      --------
      Gross profit                                     74,528        12,944          --          87,472
Operating Expenses:
      Engineering, research & development              13,169         1,578                      14,747
      Selling, general and administrative              34,593         7,741                      42,334
      Amortization of acquisition related intangibles   4,815          --           3,365  1      8,180
      Severance and other costs                         2,103          --                         2,103
                                                     --------      --------      --------      --------
     Income from operations                            19,848         3,625        (3,365)       20,108
Interest and Other Income/(Expense), net               (5,362)           82        (2,840) 2     (8,120)
                                                     --------      --------      --------      --------
      Income before provision for income taxes         14,486         3,707        (6,205)       11,988
Income Tax Provision                                    5,065         1,425        (1,116) 3      5,374
                                                     --------      --------      --------      --------
Net Income                                           $  9,421      $  2,282      $ (5,089)     $  6,614
                                                     ========      ========      ========      ========

Net Income per Common and Common
      Equivalent Share:
      Basic                                             $0.79         $0.59                       $0.55
      Diluted                                           $0.68         $0.59                       $0.48

Weighted Average Number of Common and
      Common Equivalent Shares Outstanding:
      Basic                                            11,948         3,854                      11,948
      Diluted                                          13,873         3,868                      13,873


Notes to Unaudited Pro Forma Statement of Income

1 Reflects an increase in amortization expense of $3,365 relating to the amortization of the acquired goodwill recorded in connection with the Percon acquisition. The acquired goodwill is based on estimated values and is amortized using the straight-line method over 10 years, the current estimated useful life.

2 Reflects the elimination of Percon's net interest income of $82 and the incremental interest expense of $2,758 incurred on the additional debt borrowed to finance the Percon acquisition. The overall effective interest rate was 9.6% per annum.

3 Reflects the tax effect of the pro forma interest expense adjustment and the reduction in income tax provision based on an overall combined federal and state income tax rate of 35%.